Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Resolute Energy Corporation:

We consent to the incorporation by reference in the registration statement (Nos. 333-218907, 333‑213064, 333-162209, 333-162210, 333-176147) on Form S-8 and (No. 333-214480) on Form S-3 of Resolute Energy Corporation of our reports dated March 12, 2018, with respect to the consolidated balance sheets of Resolute Energy Corporation as of December 31, 2017 and 2016, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes  (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10‑K of Resolute Energy Corporation.

/s/ KPMG LLP

Denver, Colorado

March 12, 2018